Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “PETRA ACQUISITION, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2019, AT 4:21 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

7713894 8100 SR# 20198205272	Authentication: 204061612 Date: 11-21-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:21 PM 11/20/2019 FILED 04:21 PM 11/20/2019 SR 20198205272 - File Number 7713894	STATE OF DELAWARE CERTIFICATE OF INCORPORATION A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Petra Acquisition, Inc.

2.	The Registered Office of the corporation in the State of Delaware is located at 3500 S DuPont Hwy, in the City of Dover, County of Kent, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this corporation may be served is Sundoc Filings.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total amount of stock this corporation is authorized to issue is 100,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

5.	The name and mailing address of the incorporator are as follows:

Name:	Anum Arshad, Esq.
Mailing Address:	14 Orchard, Suite 200

Lake Forest, CA 92630

By:	/s/ Anum Arshad
Incorporator

Name:	Anum Arshad, Esq.